CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,900,000	$336.69

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 16, 2011 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,900,000 Buffered SuperTrackSM Notes due December 19, 2012 Linked to the Performance of the iShares® Dow Jones U.S. Real Estate Index Fund Global Medium-Term Notes, Series A, No. E-6905

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	September 16, 2011

Issue Date:	September 21, 2011

Final Valuation Date:	December 14, 2012*

Maturity Date:	December 19, 2012**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) (Bloomberg ticker symbol “IYR UP <Equity>”)

Upside Leverage Factor:	2.00

Maximum Return:	30.30%

Downside Leverage Factor:	1.11111

Buffer Percentage:	10.00%

Payment at Maturity:

If the Final Price is greater than the Initial Price, you will receive (subject to our credit risk) a cash payment per $1,000 principal amount Note on the Maturity Date that equal to the sum of (a) $1,000 and (b) the Reference Asset Return multiplied by the Upside Leverage Factor, subject to the Maximum Return on the Notes. For example, if the Reference Asset Return is equal to or greater than 15.15%, you will receive (subject to our credit risk) on the Maturity Date the maximum total payment of $1,303.00 for every $1,000 principal amount Note that you hold. Accordingly, if the Reference Asset Return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × (Reference Asset Return × Upside Leverage Factor)]

If the Index Return is less than or equal to 0% and equal to or greater than -10%, you will receive the principal amount of your Notes; and

If the Reference Asset Return is less than -10.00%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return + 10.00%) × Downside Leverage Factor]

If the Reference Asset declines by more than 10% from the Initial Price to the Final Price, you will lose 1.11111% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. You will lose some or all of your investment at maturity if the final price declines from the initial price by more than 10%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$56.75, the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to a valuation date, the official closing price per share of the ETF on that valuation date as displayed on Bloomberg Professional® service page “IYR UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KVL2 and US 06738KVL24

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.25%	99.75%
Total	$2,900,000	$7,250	$2,892,750

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the Notes, or $2.50 per $1,000.00 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical total returns set forth below are based on an Initial Price of $56.75. The examples below do not take into account any tax consequences from investing in the Notes.

Final Price of the ETF	Reference Asset Return	Payment at Maturity*	Total Return on Notes
$113.50	100.00%	$1,303.00	30.30%
$107.83	90.00%	$1,303.00	30.30%
$102.15	80.00%	$1,303.00	30.30%
$96.48	70.00%	$1,303.00	30.30%
$90.80	60.00%	$1,303.00	30.30%
$85.13	50.00%	$1,303.00	30.30%
$79.45	40.00%	$1,303.00	30.30%
$73.78	30.00%	$1,303.00	30.30%
$68.10	20.00%	$1,303.00	30.30%
$65.35	15.15%	$1,303.00	30.30%
$62.43	10.00%	$1,200.00	20.00%
$59.59	5.00%	$1,100.00	10.00%
$56.75	0.00%	$1,000.00	0.00%
$53.91	-5.00%	$1,000.00	0.00%
$51.08	-10.00%	$1,000.00	0.00%
$45.40	-20.00%	$888.89	-11.11%
$39.73	-30.00%	$777.78	-22.22%
$34.05	-40.00%	$666.67	-33.33%
$28.38	-50.00%	$555.56	-44.44%
$22.70	-60.00%	$444.45	-55.56%
$17.03	-70.00%	$333.33	-66.67%
$11.35	-80.00%	$222.22	-77.78%
$5.68	-90.00%	$111.11	-88.89%
$0.00	-100.00%	$0.00	-100.00%

*	per $1,000 principal amount Note

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $56.75 to a Final Price of $59.59.

Because the Final Price of $59.59 is greater than the Initial Price of $56.75 and the Reference Asset Return of 5.00% multiplied by the Upside Leverage Factor of 2.00 does not exceed the Maximum Return of 30.30%, the investor receives a payment at maturity of $1,100.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (5.00% × 2.00)] = $1,100.00

The total return on the investment of the Notes is 10.00%.

Example 2: The price of the ETF increases from an Initial Price of $56.75 to a Final Price of $68.10.

Because the Final Price of $73.78 is greater than the Initial Price of $56.75 and the Reference Asset Return of 20.00% multiplied by the Upside Leverage Factor of 2.00 is greater than the Maximum Return of 30.30%, the investor receives a payment at maturity of $1,303.00 per $1,000 principal amount Note, the maximum total payment on the Notes.

The total return on the investment of the Notes is 30.30%.

Example 3: The price of the ETF decreases from an Initial Price of $56.75 to a Final Price of $53.91.

Because the Final Price of $53.91 is less than the Initial Price of $56.75 by a percentage equal to or less than the Buffer Percentage of 10.00%, the investor will receive a payment at maturity of $1,000.00 per $1,000.00 principal amount Note.

The total return on the investment of the Notes is 0.00%.

Example 4: The price of the ETF decreases from an Initial Price of $56.75 to a Final Price of $39.73.

Because the Final Price of $39.73 is less than the Initial Price of $56.75 by more than the Buffer Percentage of 10.00%, the investor will receive a payment at maturity of $777.78 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-30% + 10%) × 1.11111] = $777.78

The total return on the investment of the Notes is -22.22%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance a positive Reference Asset Return by the Upside Leverage Factor, up to the Maximum Return on the Notes. Because the Notes are our senior unsecured obligations and are not guaranteed by any third party, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” below.

•

Exposure to the ETF—The payment at maturity, if any, is linked to the performance of the ETF from the Initial Price to the Final Price. According to publicly available information, the ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to the performance of the real estate sector of the U.S. equity market, as represented by the Dow Jones U.S. Real Estate Index (the “Underlying Index”). For additional information about the ETF, see the information set forth under “Description of the ETF” in this pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. This summary does not address the tax consequences to persons that own in the aggregate, directly or indirectly (including by reason of investing in the Notes) more than 5% of the Reference Asset or of any entity included in the Reference Asset.

We intend to treat the Notes as prepaid forward contracts or other executory contracts subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. Pursuant to the terms of the Notes, each holder agrees to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

Under the “constructive ownership” rules of section 1260 of the Internal Revenue Code of 1986, as amended, the portion of any gain that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the Notes could be treated as ordinary income and subject to an interest charge to the extent that the U.S. holder is unable to demonstrate that it would have realized long-term capital gain had it held the Reference Asset directly. However, because the U.S. holder does not share in distributions made on the Reference Asset, these distributions should be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly. Prospective investors in the Notes should consult their tax advisors as to the possibility that section 1260 applies to their Notes.

In Notice 2008-2, the Internal Revenue Service and the Treasury Department requested comments as to whether the purchaser of certain notes (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Note prior to the receipt of payments under the Note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Note could be subject to U.S. withholding tax in respect of a Note. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

3.8% Medicare Tax on “Net Investment Income.” Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain and other income realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Information Reporting. Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to certain foreign financial asset reporting obligations with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss of Some or All of the Principal Amount of Your Notes; You Will be Exposed to Any Declines From the Initial Price to the Final Price of the ETF on a Leveraged Basis—The Notes do not guarantee any return of principal. The payment at maturity of the Notes, if any, is linked to the performance of the ETF and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative, whether the Reference Asset Return times the Upside Leverage Factor exceeds the Maximum Return and whether the Reference Asset Return falls below -10%. Your investment will be exposed on a leveraged basis to any decline in the Final Price beyond the 10% Buffer Percentage as compared to the Initial Price of the ETF. If the Reference Asset Return falls below - 10%, you will lose 1.11111% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below - 10%. You may lose some or all of the principal amount of your Notes.

•

Your Gain on the Notes Is Limited to the Maximum Return—If the Final Price of the ETF is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity, subject to our credit risk, $1,000 plus an additional amount that will not exceed the Maximum Return on the Notes, regardless of the performance of the ETF. You will not participate in any appreciation of the ETF in excess of the Maximum Return, which may be significant.

•

Limited Protection Afforded by the Buffer Percentage—If the Reference Asset Return is negative, the payment at maturity of the Notes will depend on the extent to which the Final Price of the ETF declines from the Initial Price of the ETF. If the Final Price declines from the Initial Price by more than 10%, you will lose an amount equal to 1.11111% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below -10%. Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or holders of the securities comprising the Underlying Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF and the Reference Asset Return will be based solely on the Closing Price of the ETF on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Price of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop. Although the price of the ETF on the Maturity Date or at other times during the life of your Notes may be higher than the Final Price of the ETF on the Final Valuation Date, you will not benefit from any increases in the price of the ETF other than those increases, if any, represented by the Final Price on the Final Valuation Date as compared to the Initial Price on the Initial Valuation Date specified on the cover page of this pricing supplement.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index. The value of the ETF is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in futures contracts, options on futures contracts, options, swaps and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and securities comprising the Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of the ETF and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

•

Risks Associated with the Real Estate Industry—The ETF invests in companies that invest in real estate, such as REITs or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the ETF and the value of your Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the ETF and we have not evaluated whether the ETF is suitable or appropriate generally or for any potential investor in any respect. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. For further discussion, see “Certain U.S. Federal Income Tax Considerations” above, as well as “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes: and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the ETF

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the ETF dated September 1, 2011 issued by the iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust and BlackRock Fund Advisors (“BFA”). Shares of the ETF are listed and trade on the NYSE Arca stock exchange under the ticker symbol “IYR”. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, to the real estate sector of the U.S. equity market, as represented by Underlying Index.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: real estate holding and development and real estate investment trusts. As of June 30, 2011, the Underlying Index was concentrated in the real estate investment trusts industry group, which comprised 94% of the market capitalization of the Underlying Index.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 or 811-09729, respectively. Additional information regarding the ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered a part of this pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The following graph sets forth the historical performance of the ETF based on the daily closing prices from August 27, 2003 through September 16, 2011. The Closing Price of the ETF on September 16, 2011 was $56.75.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF’s Closing Price on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.